Exhibit 10.23

PERFORMANCE STOCK UNIT AGREEMENT
PURSUANT TO THE
CELGENE CORPORATION 2008 STOCK INCENTIVE PLAN
(Amended and Restated as of April 15, 2015)
(Amended & Restated as of June 15, 2016)

THIS AGREEMENT (the “Agreement”), is made as of the %%OPTION_DATE,’DD-Month-YYYY’%-% (the “Grant Date”), by and between Celgene Corporation, a Delaware corporation (the “Company”) and %%FIRST_NAME%-% %%LAST_NAME%-% (the “Participant”). Capitalized terms in this Agreement that are not defined shall have the meaning set forth in the Celgene Corporation 2008 Stock Incentive Plan, as amended and restated as of April 15, 2015, and as further amended as of June 15, 2016 (the “Plan”).

WHEREAS, the Plan is administered by the Compensation Committee of the Board of Directors of the Company (“Board”), or such other committee or subcommittee appointed from time to time by the Board (the “Committee”);

WHEREAS, Section 3.2 of the Plan authorizes the Committee to grant Other Stock-Based Awards to Eligible Employees in order to retain and incentivize such individuals;
WHEREAS, Section 9.1 of the Plan provides that Other Stock-Based Awards include performance-vested restricted stock units payable in shares of Common Stock of the Company (“Performance Stock Units”);
WHEREAS, the Committee wishes to grant awards of Performance Stock Units that vest based on continued service and on the achievement of specified performance criteria during the performance period measured from January 1, 2016 through December 31, 2018 (the “Performance Period”) to selected Eligible Employees in accordance with the Plan; and
WHEREAS, the Committee has designated the Participant as an Eligible Employee eligible to receive an award of Performance Stock Units under the Plan pursuant to the terms and conditions of the Plan and this Agreement.
NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Award Grant. Subject to the restrictions and other conditions set forth in the Plan and this Agreement, the Committee, on the Grant Date, authorized this grant %%OPTION_NUMBER%-% of %%Total_Shares_Granted,’999,999,999’%-% Performance Stock Units to the Participant (the “Units”), which may become vested and awarded to the Participant upon settlement of the Units following the expiration of the Performance Period based on the Committee’s determination and certification of the extent to which the Performance Goals (as defined in Appendix A) have been achieved with respect to the Performance Period. The actual number of Units that vest and become payable in accordance with Section 2 are referred to as the “Adjusted Units.” As set forth in Appendix A, the Adjusted Units may be increased or decreased, as applicable, based upon the Committee’s determination and certification of the achievement of the Performance Goals with respect to the Performance Period. It is intended that the Units awarded hereunder constitute “performance-based compensation” for purposes of Section 162(m) of the Code.

2. Vesting.

(a) General. Subject to (b) below (and with respect to Retirement-Eligible Participants (as defined below), (b) and (c) below), following the completion of the Performance Period, the Units shall vest on the later of the third (3rd) anniversary of the Grant Date and the date on which the Committee determines and certifies the extent to which the Performance Goals have been achieved during the Performance Period (such later date, the “Vesting Date”). The date of certification shall occur as soon as practicable following the third (3rd) anniversary of the Grant Date, but in no event later than the December 31st of the calendar year following the end of the Performance Period. The Committee’s determination and certification of the number of Units that vest and become payable pursuant to this Section 2 shall be final and binding on the Participant. The portion of the Units, if any, that does not vest in accordance with this Section 2 shall be automatically forfeited in its entirety as of the earliest to occur of the Vesting Date, the Pro Rata Performance Vesting Date (as defined below), and the Participant’s Termination of Employment, except as expressly provided in Sections 2(b) and 2(c). Consistent with the definition of “Termination of Employment” set forth in Section 2.38 of the Plan, a Termination of Employment shall not be deemed to occur hereunder until the later of (x) the date of the Participant’s termination of employment with the Company and its Affiliates or (y) the termination of any period during which the Participant provides consulting services to the Company or its Affiliates.

(b) Death; Disability; CIC Termination. The Participant shall be vested in a percentage of the Units (which percentage shall be determined in accordance with the following sentence) on the earliest to occur of the following dates occurring while employed by (or providing active services to) the Company or an Affiliate and prior to the Vesting Date (such earliest date, the “Pro Rata Performance Vesting Date”): (i) the Participant’s death; (ii) the Participant incurring a Disability; and (iii) the Participant’s involuntary Termination of Employment without Cause at any time during the two (2) year period commencing on a Change in Control (a “CIC Termination”). The percentage of the Units that shall vest on the Pro Rata Performance Vesting Date shall be the percentage of the Units set forth on Appendix A based on the Committee’s determination and certification of the extent to which the Performance Goals have been achieved as of the last day of the calendar quarter preceding the Pro Rata Performance Vesting Date, except that if the Pro Rata Performance Vesting Date occurs on or after the end of the Performance Period, the determination and certification shall be calculated as of the end of the Performance Period. For the avoidance of doubt, vesting of the Units pursuant to this Section 2(b) shall not be based on the amount of service completed by a Participant during the Performance Period, but shall be based on the extent to which the Performance Goals have been achieved as determined and certified by the Committee in accordance with the foregoing sentence.

(c) Retirement. Solely with respect to Participants who are or may become eligible for a Termination of Employment due to Retirement prior to the end of the Performance Period (each, a “Retirement-Eligible Participant”), if such Participant incurs a Termination of Employment prior to the Vesting Date by reason of Retirement and the Participant provides the Committee or its designee with not less than six (6) months written notice of the Participant's intent to terminate the Participant's service with the Company, the Participant shall, at the end of the Performance Period, be eligible to become vested in the number of Units determined by multiplying (x) the Achievement of the Performance Goals during the Performance Period, as determined in accordance with Appendix A, by (y) a fraction, the numerator of which is the number of full months of the Performance Period during which the Participant was employed by (or providing active services to) the Company or an Affiliate and the denominator of which is thirty-six (36). Any payments shall be made in accordance with Section 3 and subject to Section 4. Notwithstanding the definition of “Retirement” set forth in the Plan, for purposes of the Units and this Agreement, the term “Retirement” shall mean a Participant’s Termination of Employment due to a voluntary resignation at or after the earlier of: (1) the attainment of age fifty-five (55) and the completion of five (5) years of service, and (2) the attainment of an age plus completed years of service that equals sixty-five (65) and the completion of a minimum of two (2) years of service.

3. Payment. Subject to the terms of this Agreement and the Plan, the Participant shall receive one share of Common Stock with respect to each of the Adjusted Units within thirty (30) days following the earlier to occur of the Vesting Date and the Pro Rata Performance Vesting Date (such earlier date, the “Payment Date”), provided, that with respect to Retirement-Eligible Participants, in the event of a CIC Termination, the Payment Date shall be subject to a six (6) month delay provided under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Code Section 409A”) and under the Plan, in each case, solely to the extent required by Code Section 409A. For clarity, for a Participant who incurs a Termination of Employment due to Retirement, the Payment Date shall occur within thirty (30) days of the Vesting Date. Shares of Common Stock a Participant receives as payment for Adjusted Units are subject to the provisions of Section 4.

4.	Disposition of Common Stock Acquired upon Settlement.

(a) Other than with respect to any shares of Common Stock used to cover tax withholdings as expressly permitted under Section 14, the Participant hereby irrevocably agrees not to, directly or indirectly, (i) sell, offer for sale, pledge or otherwise dispose of (except as otherwise provided herein) any shares of the Subject Securities (as defined below) issued to the Participant hereunder, or (ii) enter into any swap or other derivative transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Subject Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise (such restrictions in clauses (i) and (ii), the “Sale Restrictions”). The aggregate number of shares of Common Stock issuable in respect of the Performance Stock Units as of the Grant Date shall be referred to as the “Subject Securities.” Notwithstanding the foregoing, “Subject Securities” shall not include any portion of the Performance Stock Units that have been forfeited or canceled under the terms of this Agreement.

(b) One hundred percent (100%) of the Subject Securities shall be released from, and no longer subject to, the Sale Restrictions on the second day after the first anniversary of the Vesting Date. Notwithstanding the foregoing, one hundred percent (100%) of the Subject Securities shall be released from, and no longer subject to, the Sale Restrictions immediately upon the Participant’s death, Disability or CIC Termination after the Vesting Date.

(c) In all events, the holding and disposition of any shares of Common Stock acquired hereunder shall be subject to any limitation under Section 10 hereof, any applicable policies of the Company and the terms of applicable law.

5. Dividend Equivalents. Cash dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of the Participant with respect to the maximum Adjusted Units that could be granted to the Participant, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and will be held uninvested and without interest. The Participant’s right to receive any such cash dividends shall vest if and when the related Unit vests, and such cash dividends shall be paid in cash to the Participant if and when the related Adjusted Unit is paid to the Participant. Stock dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of the Participant with respect to the maximum Adjusted Units that could be granted to the Participant. The Participant’s right to receive any such stock dividends shall vest if and when the related Unit vests, and such stock dividends shall be paid in stock to the Participant if and when the related Adjusted Unit is paid to the Participant.

6. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any shares of Common Stock subject to the Units unless and until the Participant has become the holder of record of such shares of Common Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in this Agreement or the Plan.

7. Restrictions on Transfer. The Units, and any part thereof, may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.

8. Plan Provisions Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including any amendments thereto, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

9. Amendment. To the extent applicable, the Participant hereby agrees that the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement to comply with Code Section 409A, or any other applicable law and may otherwise amend, suspend or terminate this Agreement subject to the terms of the Plan. Except as otherwise provided in the Plan, no modification or waiver of any of the provisions of this Agreement shall be effective unless it is in writing and signed by the party against whom it is sought to be enforced.

10. Securities Representations. The grant of the Units and issuance of shares of Common Stock upon settlement of the Adjusted Units shall be subject to, and in compliance with, all applicable requirements of federal, state or foreign securities law. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which such shares may then be listed. As a condition to the settlement of the Adjusted Units, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation.

The shares of Common Stock are being issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:
(a)    He or she has been advised that he or she may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”) and in this connection the Company is relying in part on his or her representations set forth in this Section.
(b)    If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, the Shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register the shares (or to file a “re-offer prospectus”).
(c)    If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, he or she understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Common Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sales of the shares of Common Stock may be made only in limited amounts in accordance with such terms and conditions.
11. Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement. The

Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 11.

12. Not an Agreement of Employment. Neither the execution of this Agreement nor the grant of the Units constitutes an agreement by the Company to engage or continue to engage the Participant as an employee of the Company for any period.

13. Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company of any personal data information related to the Units, for legitimate business purposes (including, without limitation, the administration of the Plan) out of the Participant’s home country and including to countries with less data protection than the data protection provided by the Participant’s home country. This authorization/consent is freely given by the Participant.

14. Withholding Taxes. The Company shall, with respect to any taxable event concerning the Participant as a result of the Plan or this Agreement, deduct any Federal, state, local or foreign taxes required by law to be withheld by reducing the number of shares of Common Stock otherwise deliverable. Any fraction of a share of Common Stock required to satisfy such tax obligations shall also be reduced.

15. Section 409A. Although the Company does not guarantee the tax treatment of any payments under this Agreement, the intent of the parties is that payments under this Agreement be exempt from, or comply with, Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance with the foregoing. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant as a result of Code Section 409A or any damages for failing to comply with Code Section 409A. The Units are intended to be subject to the terms and conditions of the Plan with respect to Code Section 409A. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the Company’s sole discretion.

16.	Miscellaneous.

(a)    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees. The Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), provided that any successor assumes the Company’s obligations under this Agreement. Notwithstanding the foregoing, the Participant may not assign this Agreement.
(b)    This Agreement may be executed in one or more counterparts, including via facsimile, each of which shall constitute an original copy, and all of which taken together shall constitute one contract.
(c)    The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.
(d)    The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.
(e)    This Agreement shall be construed, interpreted and governed and the legal relationships of the parties determined in accordance with the internal laws of the State of Delaware without reference to rules relating to conflicts of law.
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NO ACQUIRED RIGHTS.
THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT: (A) THE COMPANY MAY TERMINATE OR AMEND THE PLAN AT ANY TIME; (B) THE AWARD OF PERFORMANCE STOCK UNITS MADE UNDER THIS AGREEMENT IS COMPLETELY INDEPENDENT OF ANY OTHER AWARD OR GRANT AND IS MADE AT THE SOLE DISCRETION OF THE COMPANY; AND (C) NO PAST GRANTS OR AWARDS (INCLUDING, WITHOUT LIMITATION, THE PERFORMANCE STOCK UNITS AWARDED HEREUNDER) GIVE THE PARTICIPANT ANY RIGHT TO ANY GRANTS OR AWARDS IN THE FUTURE WHATSOEVER.

This Agreement will or may be electronically accepted. Your electronic signature indicates your Agreement to comply with the Plan and this Agreement and all applicable laws and regulations.

CELGENE CORPORATION

Mark Alles
Chief Executive Officer

Appendix A

A. VESTING.

The percentage of the Participant’s Units that vests will be determined based upon the Company’s Achievement (as defined below) of the performance goals set forth in the Vesting Chart below (the “Performance Goals”) during the performance period measured from January 1, 2016 to December 31, 2018 (the “Performance Period”) in accordance with this Section A, provided that the Participant has not had a Termination of Employment for any reason other than Retirement at any time prior to or on the last day of the Performance Period. “Achievement” means the Committee’s determination and certification of the extent to which the Company achieved the Performance Goals during the Performance Period. As soon as reasonably practicable after the third (3rd) anniversary of the Grant Date, but in no event later than the December 31st of the calendar year following the end of the Performance Period, the Committee shall determine and certify the extent to which the Performance Goals have been achieved, and, based on such determination and certification, the Committee shall determine the number of the Participant’s Units that are vested on the Vesting Date and payable in accordance with Section 3 of the Agreement (i.e., the Participant’s Adjusted Units). It is intended that the Units awarded to the Participant pursuant to Section 1 of the Agreement will constitute “performance-based compensation” for purposes of Section 162(m) of the Code.

Vesting Chart (See the Glossary below for the meaning of acronyms used in the Vesting Chart)
Achievement Level	Performance Goals	Percentage of Units Vested
Threshold	Revenue (37.5% weighting): $12,617.1 EPS (37.5% weighting): $7.29/share RTSR (25% weighting): 35th percentile	50%
Target	Revenue (37.5% weighting): $14,019.0 EPS (37.5% weighting): $8.10/share RTSR (25% weighting): 50th percentile	100%
Maximum	Revenue (37.5% weighting): $15,420.9 EPS (37.5% weighting): $8.91/share RTSR (25% weighting): 80th percentile	200%

If, at the end of the Performance Period, the Achievement Level is between Threshold and Target or between Target and Maximum, for each Performance Goal, the Committee will determine the percentage of the Participant’s Units that will become vested by interpolating the percentage of Units awarded for achievement of each applicable Performance Goal between each applicable Achievement Level, which percentage will be calculated to the nearest one-hundredth percent. Any fractional Units resulting from the achievement of any of the Performance Goals will be aggregated and any resulting fractional Units resulting from such aggregation will be eliminated.

Revenue, EPS and RTSR shall be defined in accordance with the Committee’s definitions of such terms under the Company’s 2016-2018 Long-Term Incentive Plan and as approved by the Committee. Without limiting the generality of the foregoing, Revenue and EPS shall be determined on a non-GAAP basis and, in determining the Performance Goals, the following items shall be disregarded: (i) restructuring, discontinued operations, extraordinary items or events, corporate transactions (including dispositions or acquisitions) and other unusual or nonrecurring items and (ii) changes in tax law or accounting standards required by GAAP.

GLOSSARY
EPS - Non-GAAP diluted earnings per share
GAAP - Generally Accepted Accounting Principles
RTSR - Relative Total Shareholder Return (based on S&P 500 Biotechtechnology & Pharmaceuticals Index)